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                                                              EXHIBIT 99.(e)(21)

                              M E M O R A N D U M


TO:             Bob Adrion

FROM:           Dan Fisher

DATE:           May 24, 2000

RE:             Confirmation of Terms of Employment
________________________________________________________________________________

This is to confirm employment terms that supplement and clarify what we have agreed to in your Amended and Restated Executive Employment Agreement (the "Agreement") with Protocol Systems, Inc.

Titles include:
     President and CEO, Welch Allyn Protocol, Inc.
     Corporate VP, Welch Allyn, Inc.
     Member of Executive Committee, Welch Allyn, Inc.

You will report to:
     President and CEO, Welch Allyn, Inc.
     Welch Allyn Protocol, Inc. Board of Directors

You base salary will increase to $330,000 effective August 1, 2000 through December 31, 2001. Thereafter your base salary will be reviewed on an annual basis.

Annual incentive compensation ("bonus"), effective January 1, 2001, will be 80% of fiscal year W-2 earnings for achieving targeted income plan and personal objectives for the combined monitoring businesses of Protocol and Welch Allyn, as more specifically described in Section 3.2 of the Agreement. We discussed how this plan may work and agreed to address details before year end.

The Long-Term Incentive Plan details will be worked out over the next few months. However, with respect to your participation in the Plan referenced in
Section 3.3 of the Agreement, you will be granted, on the effective date, the right to earn the appreciation (based on EBITDA performance, as we discussed) on an amount equal to 1.3% of the value of the combined monitoring businesses of Protocol and Welch Allyn (the Business Value).

You will receive additional long-term incentive grants as follows:
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     1/1/01 Grant:  1.0 times base salary ($330,000 face value) in the Welch
                    Allyn, Inc. Long-Term Incentive Plan;

     1/1/02 Grant:  1.0 times base salary ($330,000 minimum face value) in the
                    Welch Allyn, Inc. Long-Term Incentive Plan;

     1/1/03 Grant:  A grant of appreciation rights based on a minimum of 0.15%
                    of the then-current Business Value; and

     1/1/04 Grant:  A grant of appreciation rights based on a minimum of $0.15%
                    of the then-current Business Value.

Each of the five grants described above assume that you are employed on the date of the grant. Each of the five grants described above will vest equally over a period of 4 years, with each vesting period to commence on the date of the grant.

We look forward to consummating the transaction and having you be a part of Welch Allyn. Please sign and return to me. My fax No. is 315-685-1769.

Welch Allyn, Inc.

By: /s/ Daniel J. Fisher                      /s/ Robert F. Adrion
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                                             Bob Adrion
Date: May 24, 2000                           Date: May 24, 2000
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